Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Selected Historical Financial Data of Manulife” and “Experts” in Amendment No. 2 to the Registration Statement on Form F-4 (Registration No. 333-110281) and the related Prospectus of Manulife Financial Corporation for the registration of 370,376,065 shares of its common stock and to the incorporation by reference therein of our report dated February 4, 2003, with respect to the consolidated financial statements of Manulife Financial Corporation included in its Annual Report (Form 40-F) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
Toronto, Ontario
January 2, 2004